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                                                                   EXHIBIT 5.1

                   OPINION OF JACKSON TUFTS COLE & BLACK, LLP

                                August 19, 1998


OXIS International, Inc.
6040 N. Cutter Circle
Suite 317
Portland, Oregon  97217-3935

Ladies and Gentlemen:

     With reference to the Registration Statement on Form S-3 (the "Registration Statement") to be filed by OXIS International, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 19,856,782 shares of Common Stock, par value $.001 per share, of the Company (the "Common Stock") and warrants to purchase 9,928,391 shares of Common Stock (the "Warrants"), it is our opinion that with respect to (i) the 9,928,391 shares of Common Stock (as such number may be adjusted pursuant to the terms of the warrants) to be offered and sold pursuant to the Registration Statement which are issued and outstanding on the date hereof, such shares of Common Stock are legally issued, fully paid and nonassessable and (ii) the 9,928,391 shares of Common Stock (as such number may be adjusted pursuant to the terms of the Warrants) to be offered and sold pursuant to the Registration Statement which are issuable upon exercise of the Warrants, when issued in accordance with the terms of the Warrants, will be legally issued, fully paid and nonassessable, and (iii) the Warrants are legally issued by the Company, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.


                                 /s/ JACKSON TUFTS COLE & BLACK, LLP